Exhibit 21.1
Subsidiaries of R1 RCM Inc.

Subsidiary	Jurisdiction of Organization
Accretive Health Mauritius, Inc.	Mauritius
Acclara, LLC	Texas
Acclara Holdings Group, Inc.	California
Acclara Solutions, LLC	Texas
Acclara Solutions Group, LLC	Illinois
Acclara Solutions Intermediate, LLC	Delaware
Acustream, LLC	Delaware
Advata Inc.	Delaware
Alphalytics LLC	Pennsylvania
AS Buyer, Inc.	Delaware
cGate Health, Inc.	Delaware
Centara Data LLC	Texas
Clearsight Intermediate Holdings, Inc.	Delaware
CloudMed LLC	Arizona
Cloudmed Blocker Parent, LLC	Delaware
Cloudmed Holdings 1, Inc.	Delaware
Cloudmed Holdings 2, Inc.	Delaware
Cloudmed Solutions, LLC	Delaware
Data Bound Solutions LLC	Florida
Eligibill, LLC	Wisconsin
Empire Medical Review Services, LLC	Wisconsin
Flare Capital Partners Investment Company	Delaware
Implementation Management Assistance, LLC	Pennsylvania
Intermedix ARM, LLC	Delaware
Intermedix Corporation	Delaware
Intermedix Holdings, Inc.	Delaware
Intermedix Midco, Inc.	Delaware
Intermedix Office Based, LLC	Delaware
Intermedix Staffing, Inc.	Delaware
IRS Sirrus Group, LLC	Pennsylvania
iVinci Partners, LLC	Delaware
Lindy Transfer Holdings, Inc.	Delaware
Managed Care Revenue Consulting Group, LLC	New York
Medical Consultants, Inc.	Oklahoma
MediRevv, LLC	Delaware
Par8o, LLC	Delaware
Practice Support Resources, LLC	Texas
Praxis Healthcare Solutions, LLC	Texas
Project Links Parent, Inc.	Delaware
R1 RCM Blocker LLC	Delaware

R1 RCM Holdco Inc.	Delaware
R1 RCM Global Private Limited	India
R1 RCM India Private Limited	India
R1 RCM Philippines, Inc.	Philippines
Revint Intermediate III, LLC	Delaware
Revint Holdings, LLC	Delaware
Rover16, Inc.	Delaware
SCHEDULING.COM, INC.	Delaware
Tegria Products Group, Inc.	Delaware
Tegria RCM Group, Inc.	Delaware
Tegria RCM Group – US, Inc.	Delaware
Tonic Health LLC	Delaware
Triage Consulting Group, LLC	Delaware
Washington & West, LLC	Maryland